FOR IMMEDIATE RELEASE
Contact: Media Relations
507-434-6352
media@hormel.com

HORMEL FOODS ANNOUNCES CLOSING OF ACQUISITION OF PLANTERS® SNACKING BUSINESS

AUSTIN, Minn. (June 7, 2021) — Hormel Foods Corporation (NYSE: HRL) today announced the closing of its acquisition of the Planters® snacking portfolio from the Kraft Heinz Company (Nasdaq: KHC).

The acquisition includes the Planters®, NUT-rition®, Planters® Cheez Balls and Corn Nuts® brands, as well as three production facilities.

“This is an important day for Hormel Foods as we close the largest acquisition in our company’s history. As a global branded food company, we have been making a purposeful and strategic shift in our portfolio of brands and products, which includes enhancing our snacking offerings. The Planters® snacking business is an important cornerstone to this strategy, and now joins our leading brands such as SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Columbus® and Wholly® Guacamole,” said Jim Snee, chairman of the board, president and chief executive officer at Hormel Foods. “The Planters® snacking business will now have the world-class resources of Hormel Foods marketing, innovation and robust sales organization behind it to drive further growth. We welcome the Planters® team members to the Hormel Foods family. Together, we are going to do great things for this business.”

Citi and Credit Suisse were the financial advisors to Hormel Foods and Faegre Drinker Biddle & Reath LLP served as legal counsel.

ABOUT HORMEL FOODS — Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the “Global 2000 World’s Best Employers” list by Forbes magazine for three years, is one of Fortune magazine’s most admired companies, has appeared on Corporate Responsibility Magazine’s “The 100 Best Corporate Citizens” list for 12 years, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This release contains forward-looking information based on management's current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 28-35 in the Company's Form 10-Q for the fiscal quarter ended April 25, 2021, which can be accessed at www.hormelfoods.com in the "Investors" section.